April 2016 MSELN-231-C Registration Statement No. 333-208507 Dated April 18, 2016 Filed Pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Autocallable Trigger PLUS Based on the Performance of the Energy Select Sector SPDR® Fund due May 3, 2019
Autocallable Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The Autocallable Trigger PLUS (the “securities”) are senior unsecured obligations of Royal Bank of Canada, do not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document. If the closing price of the underlying shares on the interim valuation date is greater than or equal to 115% of the initial share price, the securities will be automatically redeemed for a cash payment of $11.50 per security, or 115% of the stated principal amount.  If the securities are not automatically redeemed prior to maturity and if the price of the underlying shares has increased from the pricing date to the final valuation date, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the underlying shares. However, at maturity, if the underlying shares has not changed or has depreciated, and (i) if the price of the underlying shares is greater than or equal to the trigger price, investors will receive the stated principal amount of their investment, or (ii) if the price of the underlying shares is less than the trigger price, investors will lose 1% for every 1% decline in the underlying shares from the pricing date to the final valuation date. The securities are for investors who seek an equity index based return, who are willing to have the securities redeemed prior to maturity, and if the securities are not redeemed early, who are willing to risk their principal and forgo current income in exchange for the upside leverage feature and the limited protection against loss but only if the final share price is greater than or equal to the trigger price. Investors may lose their entire initial investment in the securities. The securities are senior notes issued as part of Royal Bank of Canada’s Global Medium-Term Notes, Series G program. All payments on the securities are subject to the credit risk of Royal Bank of Canada.
SUMMARY TERMS
Issuer:		Royal Bank of Canada
Underlying shares:		Shares of the Energy Select Sector SPDR® Fund (Bloomberg symbol: “XLE”) (the “Fund”)
Aggregate principal amount:		$
Stated principal amount:		$10 per security
Issue price:		$10 per security
Pricing date:		April 29, 2016
Issue date:		May 4, 2016 (3 business days after the pricing date)
Valuation dates:		October 31, 2017 (the “interim valuation date”) and April 30, 2019 (the “final valuation date”), each subject to adjustment for non-trading days and certain market disruption events.
Automatic early redemption:
If the closing price of the underlying shares on the interim valuation date is greater than or equal to the premium threshold price, the securities will be automatically redeemed on the third business day following the interim valuation date for an amount in cash per security equal to $10 plus the premium, and no additional payment will be made on the securities.

Premium threshold price:		, which is 115% of the initial share price
Premium:		15% of the stated principal amount
Maturity date:		May 3, 2019, subject to adjustment as described in “Additional Information About the Securities” below.
Payment at maturity: (If the securities are not redeemed prior to maturity)
If the final share price is greater than the initial share price,
$10 + $10 × leverage factor × fund return
If the final share price is less than or equal to the initial share price but greater than or equal to the trigger price,
$10
If the final share price is less than the trigger price,
$10 + $10 × fund return
This amount will be less than $8.00 per $10 stated principal amount. You will lose all or a significant portion of the principal amount if the final share price is less than the trigger price.

Leverage factor:		160%
Fund return:		(final share price - initial share price) / initial share price
Initial share price:		$ , which is the closing price of one underlying share on the pricing date
Final share price:		The closing price of one underlying share on the final valuation date
Trigger price:		, which is 80% of the initial share price
Adjustment factor:		1.0, subject to adjustment in the event of certain events affecting the underlying shares, see “Additional Terms of the Securities—Adjustment factor” below.
CUSIP/ISIN:		78014C145 / US78014C1457
Listing:		The securities will not be listed on any securities exchange.
Agent:		RBC Capital Markets, LLC (“RBCCM”). See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per security	$10.00	$0.25(1)
		$0.05(2)	$9.70
Total	$	$	$
(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.30 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management ("MSWM") a fixed sales commission of $0.25 for each security that MSWM sells. See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
(2) Of the amount per $10 stated principal amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $0.05 for each security.
The pricing date, issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities. The initial estimated value of the securities as of the date of this document is $9.38 per $10 in principal amount, which is less than the price to public. The pricing supplement relating to the securities will set forth our estimate of the initial value of the securities as of the pricing date, which will not be more than $0.20 less than this amount. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.
Investment in the securities involves certain risks.  See “Risk Factors” beginning on page 6 of this document, and “Risk Factors” on page S-1 of the accompanying prospectus supplement and page 1 of the prospectus.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest. Please also see “Additional Terms of the Securities” in this document.
Prospectus Supplement dated January 8, 2016
Prospectus dated January 8, 2016
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the securities or passed upon the adequacy or accuracy of this document.  Any representation to the contrary is a criminal offense. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Autocallable Trigger PLUS Based on the Performance of the Energy Select Sector SPDR® Fund due May 3, 2019 Autocallable Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investment Summary
Autocallable Trigger Performance Leveraged Upside Securities
Principal at Risk Securities
The Autocallable Trigger PLUS Based on the Performance of the Energy Select Sector SPDR® Fund, due May 3, 2019 (the “securities”) can be used:
▪	To provide an opportunity to earn an early redemption payment prior to maturity equal to $10 plus the premium, or 115% of the stated principal amount per security, if the closing price of one underlying share on the interim valuation date is greater than or equal to the premium threshold price.
And, if the securities are not redeemed prior to maturity:
▪	As an alternative to direct exposure to the underlying shares that enhances returns for potential positive performance of the underlying shares.
▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario.
▪	To achieve similar levels of upside exposure to the underlying shares as a direct investment, while using fewer dollars by taking advantage of the leverage factor.
▪	To avoid loss in the event of a decline of the underlying shares as of the final valuation date, but only if the final share price is greater than or equal to the trigger price.
The securities are exposed on a 1:1 basis to the negative performance of the underlying shares if the final share price is less than the trigger price.
Maturity:	Approximately three years (if not automatically redeemed prior to maturity)
Premium threshold price:	115% of the initial share price
Premium:	15% of the stated principal amount
Leverage factor:	160%
Trigger price:	80% of the initial share price
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Coupon:	None

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Autocallable Trigger PLUS Based on the Performance of the Energy Select Sector SPDR® Fund due May 3, 2019 Autocallable Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Key Investment Rationale
These securities, if not redeemed prior to maturity, offer leveraged exposure to the performance of the underlying shares. In exchange for enhanced performance of 160% of the appreciation of the underlying shares, investors are exposed to the risk of loss of all or a significant portion of their investment due to the trigger feature. If the closing price of the underlying shares on the interim valuation date is greater than or equal to the premium threshold price, the securities will be automatically redeemed for an amount per security equal to $10 plus the premium. If the securities are not redeemed prior to maturity, and if the price of the underlying shares has increased from the pricing date to the final valuation date, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the underlying shares. However, at maturity, if the underlying shares has not changed or has depreciated, and (i) if the price of the underlying shares is greater than or equal to the trigger price, investors will receive the stated principal amount, or (ii) if the price of the underlying shares is less than the trigger price, investors will lose 1% for every 1% decline in the underlying shares from the pricing date to the final valuation date. Investors may lose their entire initial investment in the securities.
In addition, if the securities are redeemed prior to maturity, you will not benefit from the leverage feature that applies to the payment at maturity if the final share price is greater than the initial share price. Moreover, the payment upon automatic early redemption will be significantly less than the payment at maturity you would receive for the same level of appreciation of the underlying shares if the securities had not been automatically redeemed and instead remained outstanding until maturity.
Automatic Early Redemption
If the closing price of the underlying shares on the interim valuation date is greater than or equal to the premium threshold price, the securities will be automatically redeemed for an amount in cash per security equal to $10 plus the premium.  No further payments will be made on the securities after they have been redeemed.

Leveraged Upside Performance	If the securities are not redeemed prior to maturity, the securities offer investors an opportunity to receive enhanced returns relative to a direct investment in the underlying shares.
Trigger Feature
If the securities are not redeemed prior to maturity, even if the underlying shares has declined over the term of the securities, you will receive your stated principal amount, but only if the final share price is greater than or equal to the trigger price.

Upside Scenario	If the securities are not redeemed prior to maturity and the price of the underlying shares increases, we will pay at maturity the stated principal amount of $10 plus 160% of the fund return.
Par Scenario
If the securities are not redeemed prior to maturity and the price of the underlying shares does not change or declines but the final share price is greater than or equal to the trigger price, we will pay at maturity the stated principal amount of $10 per security.

Downside Scenario
If the securities are not redeemed prior to maturity and the price of the underlying shares declines so that the final share price is less than the trigger price, for each security, we will pay at maturity an amount that is less than the stated principal amount by an amount that is proportionate to the full decline in the price of the underlying shares.

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Autocallable Trigger PLUS Based on the Performance of the Energy Select Sector SPDR® Fund due May 3, 2019 Autocallable Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information
You should read this document together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which the securities are a part. This document, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.
You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement.  We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you. We and Morgan Stanley Wealth Management are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where it is lawful to do so.  The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.
If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.
You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
•	Prospectus Supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

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Autocallable Trigger PLUS Based on the Performance of the Energy Select Sector SPDR® Fund due May 3, 2019 Autocallable Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
How the Securities Work
Payoff Diagram
The payoff diagram below assumes that the securities are not automatically redeemed prior to maturity and illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the price of the underlying shares. The graph is based on the following terms:
Stated principal amount:	$10 per security
Leverage factor:	160%
Trigger price:	80% of the initial share price

Autocallable Trigger PLUS Payoff Diagram

How it works (if the securities are not redeemed prior to maturity)
▪	Upside Scenario. If the final share price is greater than the initial share price, then investors would receive the $10 stated principal amount plus a return reflecting 160% of the appreciation of the underlying shares over the term of the securities.
▪	If the underlying shares appreciates 10.00%, the investor would receive a 16.00% return, or $11.60 per security.
▪	Par Scenario. If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger price, investors would receive the stated principal amount of $10 per security.
▪	Downside Scenario. If the final share price is less than the trigger price, the investor would receive an amount that is less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares.
▪	If the underlying shares depreciate by 30%, the investor would lose 30% of the investor’s principal and receive only $7.00 per security at maturity, or 70% of the stated principal amount.

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Autocallable Trigger PLUS Based on the Performance of the Energy Select Sector SPDR® Fund due May 3, 2019 Autocallable Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Risk Factors
An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the securities are also exposed to further risks related to the issuer of the securities, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for its most recently completed fiscal year, filed with the SEC and incorporated by reference herein. See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances.
▪	The securities do not pay interest or guarantee return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity. If the securities are not redeemed prior to maturity and the final share price is less than the trigger price, you may lose a significant portion or all of your initial investment. Under these circumstances, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the full decrease in the price of the underlying shares. There is no minimum payment at maturity of the securities, and you could lose your entire investment.
▪	Your potential return on the securities in connection with an early redemption is limited. If the securities are automatically redeemed, your potential return will be limited to the premium. If the closing price of the underlying shares on the interim valuation date is greater than or equal to the premium threshold price, you will be repaid the stated principal amount of your securities and will receive the fixed premium, regardless of how significantly the closing price of the underlying shares on the interim valuation date may exceed the premium threshold price. Accordingly, the premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in the underlying shares. In addition, the premium you receive upon any early redemption may be significantly less than the return you could have achieved if the securities had not been automatically redeemed and you had been able to receive the payment at maturity.
▪	The term of the securities may be as short as approximately 18 months. If the closing price of the underlying shares on the interim valuation date is greater than or equal to the premium threshold price, the securities will be automatically redeemed and you will receive no further payments on the securities. You may be forced to reinvest in a lower interest rate environment, and there is no guarantee that you would be able to reinvest the proceeds from an investment in the securities in a comparable investment with a similar level of risk in the event the securities are redeemed prior to maturity. In addition, if the securities are redeemed prior to maturity, you will not benefit from the leverage feature that applies to the payment at maturity if the final share price is greater than the initial share price. Moreover, the payment upon an automatic early redemption will be significantly less than the payment at maturity you would receive for the same level of appreciation in the underlying shares if the securities had not been automatically redeemed and instead remained outstanding until maturity.
▪	The market price of the securities will be influenced by many unpredictable factors. Many factors will influence the value of the securities in the secondary market and the price at which RBCCM may be willing to purchase or sell the securities in the secondary market, including:
▪	the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares;
▪	dividend yields on the underlying shares and on the securities held by the Fund;
▪	market interest rates;
▪	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;
▪	time remaining to maturity; and
▪	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares.
The price of the underlying shares may be volatile, and you should not take the historical prices of the underlying shares as an indication of future performance.  See “Information About the Energy Select Sector SPDR® Fund” below.  You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.
▪	The securities are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the securities and therefore you are subject to the credit risk of Royal Bank of Canada. If Royal Bank of Canada defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness. Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the securities.

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Autocallable Trigger PLUS Based on the Performance of the Energy Select Sector SPDR® Fund due May 3, 2019 Autocallable Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
▪	The amount payable on the securities is not linked to the level of the underlying index at any time other than the valuation dates. The payment on the securities will be based on the closing price of the underlying shares on the valuation dates, subject to adjustment for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation dates but then decreases by the valuation dates, the securities will not be automatically redeemed, and the payment on the securities may be less than it would have been had the payment been linked to the price of the underlying shares prior to that decrease. Although the actual price of the underlying shares on the maturity date or at other times during the term of the securities may be higher than the closing price of the underlying shares on the valuation dates, the payment on the securities will be based solely on the closing price of the underlying shares on the valuation dates.
▪	The initial estimated value of the securities will be less than the price to the public. The initial estimated value that is set forth on the cover page of this document, and that will be set forth in the pricing supplement for the securities, does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the securities in any secondary market (if any exists) at any time. If you attempt to sell the securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the underlying shares, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the securities. These factors, together with various credit, market and economic factors over the term of the securities, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the securities. In addition to bid-ask spreads, the value of the securities determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the securities and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.
▪	Our initial estimated value of the securities is an estimate only, calculated as of the time the terms of the securities are set. The initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities. See “Structuring the Securities” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the securities or similar securities at a price that is significantly different than we do.
The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your securities.
▪	An investment in the securities is subject to risks associated with the energy sector. All of the equity securities included in the Fund are issued by companies whose primary line of business is directly associated with the energy sector. Stock prices for energy sector companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending will likewise affect the performance of energy companies. In addition, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to energy conservation and the success of exploration projects. Weak demand for energy companies’ products or services or for energy products and services in general, as well as negative developments in other areas, would adversely impact the performance of the Fund. As a result, the Fund will be more volatile than an exchange traded fund whose sector(s) is more diversified.
▪	Changes that affect the underlying index will affect the market value of the securities and the amount you will receive at maturity. The policies of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), the Index Compilation Agent of the underlying index, concerning the calculation of the underlying index, additions, deletions or substitutions of the components of the underlying index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the underlying index and, therefore, could affect the share price of the Fund, the amount payable on the securities at maturity, and the market value of the securities prior to maturity. The amount payable on the securities and their market value could also be affected if Merrill Lynch changes these policies, for example, by changing the manner in which it calculates the underlying index, or if Merrill Lynch discontinues or suspends the calculation or publication of the underlying index.
▪	Adjustments to the Fund could adversely affect the securities. As discussed below, the investment advisor of the Fund is responsible for calculating and maintaining the Fund. The investment advisor can add, delete or substitute the stocks comprising the Fund. The investment advisor may make other methodological changes that could change the price of the underlying shares at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be

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Autocallable Trigger PLUS Based on the Performance of the Energy Select Sector SPDR® Fund due May 3, 2019 Autocallable Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the securities.
▪	We have no affiliation with Merrill Lynch and will not be responsible for any actions taken by Merrill Lynch. Merrill Lynch is not an affiliate of ours and will not be involved in the offering of the securities in any way. Consequently, we have no control over the actions of Merrill Lynch, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. Merrill Lynch has no obligation of any sort with respect to the securities. Thus, Merrill Lynch has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the securities. None of our proceeds from the issuance of the securities will be delivered to Merrill Lynch.
▪	We and our affiliates do not have any affiliation with the Fund’s investment advisor and are not responsible for its public disclosure of information. We and our affiliates are not affiliated with the Fund’s investment advisor in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Fund. The investment advisor is not involved in the offering of the securities in any way and has no obligation to consider your interests as an owner of the securities in taking any actions relating to the underlying shares that might affect the value of the securities. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the investment advisor or the Fund contained in any public disclosure of information. You, as an investor in the securities, should make your own investigation into the underlying shares.
▪	Investing in the securities is not equivalent to investing in the underlying shares. Investing in the securities is not equivalent to investing in the Fund or its component securities. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the securities that constitute the Fund.
▪	The correlation between the performance of the underlying shares and the performance of the underlying index may be imperfect. The performance of the underlying shares is linked principally to the performance of the underlying index. However, the return on the underlying shares may correlate imperfectly with the return on the underlying index.
▪	The Fund is subject to management risks. The underlying shares are subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.
▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. RBCCM may, but is not obligated to, make a market in the securities, and, if it chooses to do so at any time, it may cease doing so. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimated of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which RBCCM is willing to transact. If, at any time, RBCCM were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.
▪	Historical prices of the underlying shares should not be taken as an indication of their future prices during the term of the securities. The trading prices of the equity securities comprising the underlying shares will determine the price of the underlying shares at any given time. As a result, it is impossible to predict whether the price of the underlying shares will rise or fall. Trading prices of the equity securities comprising the underlying shares will be influenced by complex and interrelated political, economic, financial and other factors.
▪	Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries and/or third party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the Fund or the securities it represents), including trading in those securities as well as in other related instruments. Some of our subsidiaries also may conduct trading activities relating to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could increase the price at or above which the underlying shares must close on the interim valuation date so that the securities will be automatically redeemed or on the final valuation date so that investors do not suffer a significant loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation dates, could adversely affect the price of the underlying shares on the valuation dates and, accordingly, whether the securities are redeemed prior to maturity and the amount of cash an investor will receive at maturity, if any.
▪	Our business activities may create conflicts of interest. We and our affiliates may engage in trading activities related to the underlying shares or the securities held by the Fund that are not for the account of holders of the securities or on their

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Autocallable Trigger PLUS Based on the Performance of the Energy Select Sector SPDR® Fund due May 3, 2019 Autocallable Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
behalf.  These trading activities may present a conflict between the holders’ interest in the securities and the interests we and our affiliates will have in proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management.  These trading activities could be adverse to the interests of the holders of the securities.
We and our affiliates may presently or from time to time engage in business with one or more of the issuers of the securities held by the Fund.  This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services.  In the course of business, we and our affiliates may acquire non-public information relating to these companies, which we have no obligation to disclose to you and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent have made any independent investigation regarding any matters whatsoever relating to the issuers of the securities held by the Fund.
Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the underlying shares or the securities held by the Fund.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  Any of these activities by us or one or more of our affiliates may affect the price of the underlying shares and, therefore, the market value of the securities.
▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities, which may create a conflict of interest. Our wholly owned subsidiary, RBCCM, will serve as the calculation agent. As calculation agent, RBCCM will determine the initial share price, whether the securities are redeemed prior to maturity, the final share price and the fund return, and will calculate the amount of cash, if any, you will receive at maturity. Any of these determinations made by RBCCM, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor fund or the calculation of the final share price in the event of a market disruption event or discontinuance of the Fund, may adversely affect your return on the securities.
▪	The antidilution adjustments that the calculation agent is required to make do not cover every event that could affect the underlying shares. RBCCM, as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.
▪	Significant aspects of the tax treatment of the securities are uncertain. The tax treatment of an investment in the securities is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from the Canada Revenue Agency regarding the tax treatment of an investment in the securities, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.
The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or automatic redemption and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities should be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the sections entitled “Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

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Additional Terms of the Securities
Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Adjustment factor:
1.0, subject to adjustment.  If the underlying shares are subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one underlying share.  No such adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Postponement of a valuation date:
If a valuation date occurs on a day that is not a trading day or on a day on which the calculation agent has determined that a market disruption event (as defined below) has occurred or is continuing, then that valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will that valuation date be postponed by more than five trading days. If a valuation date is postponed by five trading days, and a market disruption event occurs or is continuing on that fifth trading day, then the calculation agent may determine, in its good faith and reasonable judgment, what the closing price of the underlying shares would have been in the absence of the market disruption event. If a valuation date is postponed, then the applicable date of payment will be postponed by an equal number of business days. No interest shall accrue or be payable as a result of such postponement.

Market disruption events:
A market disruption event, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events:
•         a suspension, absence or material limitation of trading in the underlying shares on their primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
•         a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying shares, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
•         the underlying shares do not trade on the NYSE Arca, the NASDAQ Global Market or what was the primary market for the underlying shares, as determined by the calculation agent in its sole discretion; or
•         any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates or hedge counterparties to unwind all or a material portion of a hedge with respect to the Trigger PLUS that such party or its respective hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging.”
The following events will not be market disruption events:
•         a limitation on the hours or number of days of trading in the underlying shares on their primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and
•         a decision to permanently discontinue trading in the option or futures contracts relating to the underlying shares.
For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to the underlying shares, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to the underlying shares, if available, in the primary market for those contracts, by reason of any of:

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•          a price change exceeding limits set by that market;
•          an imbalance of orders relating to those contracts; or
•          a disparity in bid and asked quotes relating to those contacts;
will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the underlying shares in the primary market for those contracts.

Closing price of the underlying shares:
The closing price for one share of the underlying shares (or one unit of any other security for which a closing price must be determined) on any trading day means:
•         if the underlying shares (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act on which the underlying shares (or any such other security) are listed or admitted to trading, or
•         if the underlying shares (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.
If the underlying shares (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the underlying shares (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.
If the last reported sale price for the underlying shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the firm bid prices for the underlying shares (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of the Issuer or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Discontinuation of the Fund:
If the Fund’s sponsor discontinues operation of the Fund and that sponsor or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to the Fund (the successor fund), then the calculation agent will substitute the successor fund for the Fund and determine the closing price of the underlying shares on the applicable valuation date as described above under “—Closing price of the underlying shares.”
If the Fund’s sponsor discontinues operation of the Fund and:
•          the calculation agent does not select a successor fund, or
•          the successor fund is no longer traded or listed on any of the relevant trading days, the calculation agent will compute a substitute price for the underlying shares in accordance with the procedures last used to calculate the price of the underlying shares before any discontinuation but using only those securities that were held by the applicable fund prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for the underlying shares as described below, the successor fund or price will be used as a substitute for the underlying shares for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Fund’s sponsor elects to re-establish the Fund, unless the calculation agent in its sole discretion decides to use the re-established Fund.
If the Fund’s sponsor discontinues operation of the Fund before the applicable valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:
•          the determination of the final share price, or
•          a determination by the calculation agent that a successor fund is available,

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the calculation agent will determine the price that would be used in computing the closing price of the underlying shares as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the Trigger PLUS, and arrange for information with respect to these prices to be made available by telephone.
Notwithstanding these alternative arrangements, discontinuation of the operation of the Fund would be expected to adversely affect the value of, liquidity of and trading in the Trigger PLUS.

Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading day:
A trading day means any day on which the exchange and each related exchange are scheduled to be open for their respective regular trading sessions.
The exchange means the primary organized exchange or quotation system for trading the underlying shares, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in such shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to such shares on such temporary substitute exchange or quotation system as on the original exchange).
A related exchange means each exchange or quotation system on which futures or options contracts relating to the underlying shares are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to the underlying shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to the underlying shares on that temporary substitute exchange or quotation system as on the original related exchange).

Default interest upon acceleration:
In the event we fail to make a payment following an automatic redemption or on the maturity date, any overdue payment in respect of such payment on the securities will bear interest until the date upon which all sums due are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following such failure to pay.  Such rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of default and acceleration:
If the maturity of the securities is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the payment at maturity, calculated as if the date of declaration of acceleration were the final valuation date.

Minimum ticketing size:	$1,000 / 100 securities
Additional amounts:
We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of a securities or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:

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(i)                   with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)                 who is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of securities or the receipt of payments thereunder;
(iii)                who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);
(iv)                who presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:
a.       the due date for payment thereof, or
b.       if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the Indenture;
(v)                  who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or
(vi)                who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of the securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.
For additional information, see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Form of securities:	Book-entry
Trustee:	The Bank of New York Mellon
Calculation agent:	RBCCM. The calculation agent will make all determinations regarding the securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and

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us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

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Autocallable Trigger PLUS Based on the Performance of the Energy Select Sector SPDR® Fund due May 3, 2019 Autocallable Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Information About the Energy Select Sector SPDR® Fund
We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Fund, and the Fund will have no obligations with respect to the PLUS.
Information provided to or filed with the SEC by the Fund under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information.  None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this document.
The Fund is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to each of ten separate investment portfolios, including the Fund, all of which are offered by the Select Sector SPDR Trust, a registered investment company. The Fund trades on the NYSE Arca under the ticker symbol “XLE.”
The Fund utilizes a “replication” investment approach in attempting to track the performance of the underlying index. The Fund typically invests in substantially all of the securities which comprise the underlying index in approximately the same proportions as that index. The Fund will normally invest at least 95% of its total assets in the common stocks that comprise the applicable underlying index.
The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Energy Select Sector Index. The S&P® Energy Select Sector Index measures the performance of the energy sector of the U.S. equity market. The Fund is composed of companies whose primary line of business is directly associated with the energy sector.
Disclaimer
The PLUS are not sponsored, endorsed, sold or promoted by SSFM. SSFM makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS. SSFM has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.
Eligibility Criteria for Index Components
The stocks included in each Select Sector Index are selected by Merrill Lynch acting as Index Compilation Agent, in consultation with Standard & Poor’s Financial Services LLC (“S&P”), from the universe of companies represented by the S&P 500® Index. S&P acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index.
Index Maintenance
Each Select Sector Index was developed and is maintained in accordance with the following criteria:
•	Each of the component stocks in a Select Sector Index (the “SPDR Component Stocks”) is a constituent company of the S&P 500® Index.
•	The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.
•	Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500® Index to a Select Sector Index. Merrill Lynch, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.
•	S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Indices.
•	Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to certain Internal Revenue Code requirements

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Calculation of the Underlying Index
Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.
Merrill Lynch may at any time determine that a SPDR® Component Stock which has been assigned to one Select Sector Index has undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that Merrill Lynch notifies S&P that a SPDR® Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.
SPDR® Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

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Information About the Underlying Shares
Energy Select Sector SPDR Fund is an exchange-traded fund incorporated in the USA. The ETF tracks the performance of the Energy Select Sector Index. The ETF holds large-cap U.S. energy stocks. It invests in companies that develop and produce crude oil and natural gas, provide drilling and other energy related services. The holdings are weighted by market capitalization.
Historical Information
The table below sets forth the published high and low official closing prices of the underlying shares for each quarter in the period from January 1, 2012 through April 12, 2016. The graph below sets forth the daily closing prices of the underlying shares for the period from January 1, 2012 through April 12, 2016. We obtained the information below from Bloomberg Financial Markets, without independent verification. You should not take the historical performance of the underlying shares as an indication of its future performance, and no assurance can be given as to the price of the underlying shares on the valuation dates.
Energy Select Sector SPDR® Fund
Information as of market close on April 12, 2016:
Bloomberg Ticker Symbol:	XLE	52 Weeks Ago:	$79.34
Current Price:	$63.98	52 Week High (on 5/1/2015):	$82.94
		52 Week Low (on 1/20/2016):	$51.80

Energy Select Sector SPDR® Fund	High($)	Low($)

2012
First Quarter	76.29	69.46
Second Quarter	72.42	62.00
Third Quarter	76.57	64.96
Fourth Quarter	74.94	68.59
2013
First Quarter	79.99	72.86
Second Quarter	83.28	74.09
Third Quarter	85.30	78.83
Fourth Quarter	88.51	81.87
2014
First Quarter	89.06	81.89
Second Quarter	101.29	88.45
Third Quarter	100.58	90.62
Fourth Quarter	88.77	73.36
2015
First Quarter	82.29	72.86
Second Quarter	82.94	74.64
Third Quarter	74.54	59.22
Fourth Quarter	71.40	58.78
2016
First Quarter	63.75	51.80
Second Quarter (through April 12, 2016)	63.98	60.18

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Energy Select Sector SPDR® Fund – Historical Closing Prices January 1, 2012 to April 12, 2016

120.00
100.00
80.00
60.00
40.00
20.00
0.00
Closing Level ($)
Jan-12
Jan-13
Jan-14
Jan-15
Jan-16

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Canadian Federal Income Tax Consequences
An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.
Supplemental Discussion of U.S. Federal Income Tax Consequences
The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.
Supplemental U.S. Tax Considerations
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement.  It applies only to those initial holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether the Fund or any of the entities whose stock is included in the Fund would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”), or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If the Fund or any of the entities whose stock is included in the Fund were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively.  You should refer to any available information filed with the SEC and other authorities by the Fund or the entities whose stock is included in the Fund and consult your tax advisor regarding the possible consequences to you in this regard.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a securities as a pre-paid cash-settled derivative contract in respect of the Fund for U.S. federal income tax purposes, and the terms of the securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization.  If the securities are so treated, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Code, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities. In general, a U.S. holder’s tax basis in the securities will be equal to the price the holder paid for the securities.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.
While the matter is not entirely clear, there exists a substantial risk that an investment in the securities is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the securities will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. Unless otherwise established by clear and convincing evidence, the net underlying long term capital gain is treated as zero. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the securities.
Alternative Treatments.  Alternative tax treatments of the securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it is possible to treat the securities, and the Internal Revenue Service might assert that a security should be treated, as a single debt instrument. Pursuant to such characterization, since the securities have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the securities are so treated, a holder would generally be required to accrue interest income over the term of the securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and

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conditions similar to the securities. In addition, any gain a holder might recognize upon the sale, exchange or maturity of the securities would generally be ordinary income and any loss recognized by a holder at such time would generally be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss.
Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the Internal Revenue Service could seek to characterize the securities in a manner that results in tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss.
The Internal Revenue Service has released a notice that may affect the taxation of holders of the securities.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the constructive ownership rules of Section 1260 of the Code (as discussed above) might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences—United States Taxation—Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the securities.
Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the securities. A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
Except as described below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the securities, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the securities.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instrument, including the securities, may be treated as dividend equivalents.  However, withholding on “dividend equivalent” payments, if any, will not apply to securities issued before January 1, 2017. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax.  We will not be required to pay any additional amounts in respect of such withholding.  Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA.  In addition, the securities may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA.  FATCA also generally imposes a

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withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the securities will only apply to payments made after December 31, 2018. If we determine withholding is appropriate with respect to the securities, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.  Therefore, if such withholding applies, any payments on the securities will be significantly less than what you would have otherwise received.  Depending on your circumstances, these amounts withheld may be creditable or refundable to you.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.  Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the securities.
Use of Proceeds and Hedging
The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment on the securities. The initial public offering price of the securities includes the underwriting discount and commission and the estimated cost of hedging our obligations under the securities.
Supplemental Information Regarding Plan of Distribution; Conflicts of Interest
Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the securities from Royal Bank of Canada for distribution to Morgan Stanley Wealth Management. RBCCM will act as agent for the securities and will receive a fee of $0.30 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each of the securities they sell. Of the amount per $10 stated principal amount received by RBCCM, RBCCM will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.
Morgan Stanley Wealth Management may reclaim selling concessions allowed to individual brokers within Morgan Stanley Wealth Management in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the securities distributed by such brokers.
We expect that delivery of the securities will be made against payment for the securities on or about May 4, 2016, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”).
In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.
The value of the securities shown on your account statement may be based on RBCCM’s estimate of the value of the securities if RBCCM or another of our affiliates were to make a market in the securities (which it is not obligated to do).  That estimate will be based on the price that RBCCM may pay for the securities in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately fifteen months, the value of the securities that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the securities at that time.  This is because the estimated value of the securities will not include the agent’s commission and our hedging costs and profits; however, the value of the securities shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the securities.  This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your securities, it expects to do so at prices that reflect its estimated value.
Structuring the Securities
The securities are our debt securities, the return on which is linked to the performance of the underlying shares.  As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, typically reduces the initial estimated value of the securities at the time their terms are set.  Unlike the estimated value included in this document, any value of the securities determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the securities than if our initial internal funding rate were used.

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In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the underlying shares, and the tenor of the securities.  The economic terms of the securities and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the securities reduce the economic terms of the securities to you and result in the initial estimated value for the securities on the pricing date being less than their public offering price.  See “Risk Factors—The initial estimated value of the securities will be less than the price to the public” above.
Employee Retirement Income Security Act
This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the securities.
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the covered bonds. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.
In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction.  Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing securities should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.
Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if securities are acquired by or with the assets of a Plan, and with respect to which Royal Bank of Canada or any of its affiliates is a ‘‘party in interest” or a “disqualified person”, unless those securities are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b) (17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the securities, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the securities will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the securities, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the securities, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the securities and the transactions contemplated with respect to the securities.
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in securities, you should consult your legal counsel.

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